Exhibit 10.7
LETTER OF SECONDMENT

[ON HEADED NOTEPAPER OF E-PAY AUSTRALIA LTD]]
Mr Gareth Gumbley
Northbridge, Sydney
NSW, 2063
Australia
11th May 2008
Dear Gareth
Secondment to E-Pay Ltd
I am writing to confirm the arrangements that have been agreed between us in connection with your secondment (the “Secondment”) to E-Pay Ltd (“E-Pay or the Company”).
The terms agreed between the E-Pay Australia Ltd (“EPAL”) and E-Pay in relation to the Secondment are set out in a separate secondment agreement (the “Secondment Agreement”).
1.	EMPLOYMENT

You are and shall remain employed by EPAL during the Secondment and your current terms of employment shall remain unchanged, save as set out in this letter. In particular, your period of continuous employment will remain unbroken. At the end of the Secondment, EPAL currently intends that you will return to your current position on the terms applying prior to the Secondment, or a suitable alternative if that role no longer exists.

2.	DURATION OF SECONDMENT

2.1	Your assignment to the UK is expected to last two years from 19th May 2008 (the “Commencement date”) to 19th May 2010”. At the end of your secondment period you may be requested to remain in the UK/Europe for an additional year where business needs dictate that you remain performing your role. Any extension or early conclusion to your assignment will be made by mutual agreement and in light of any changing requirements of the business:

2.1.1	on 3 months’ written notice from either EPAL or E-Pay; or

2.1.2	on the termination of your employment in accordance with the terms of your contract; or

2.1.3	on the termination of the Secondment Agreement between EPAL and E-Pay in accordance with its terms;

2.1.4	as a necessary consequence of any legal requirement including, but not restricted to, any requirements under immigration legislation; or

2.1.5	as otherwise agreed between E-Pay, EPAL and yourself.

3.	TERMS OF SECONDMENT

3.1	During the Secondment you shall:

3.1.1	continue to abide by the terms of your contract of employment with EPAL;

3.1.2	act as Director of E-Pay and carry out any work that is reasonably required of you for both E-Pay and for any associated company, including without restriction Euronet Worldwide inc (“EWI”), for which you will be acting as Managing Director, Prepaid Division;

3.1.3	work standard office hours at E-Pay, those being 9:00am to 5:30pm, as well as such other work as may reasonably be required for you to discharge your duties as Chief Executive Officer from time to time;

3.1.4	comply with any statutory or regulatory requirements applicable to you (in the United Kingdom or in any other jurisdiction, including the United States of America), as may apply to you in the performance of your duties from time to time;

3.1.5	report to the Board of E-Pay, or to any party nominated by the Board of E-Pay, from time to time;

3.1.6	report on day-to-day matters to Kevin Caponecchi, President of EWI;

3.1.7	work at E-Pay premises, in the United Kingdom currently located at 1st Floor Devonshire House, Devonshire Street, London, W1W 5DS, and at such other location as E-Pay may require from time to time;

3.1.8	notify both E-Pay and EPAL of the proposed dates of your holiday at least 4 weeks in advance of any such proposed holiday, unless exceptional circumstances apply; and

3.1.9	notify both E-Pay and EPAL at the earliest opportunity of any absence you require due to illness or injury.

4.	CHANGES TO TERMS OF EMPLOYMENT

4.1	Subject to the terms of this letter, the terms of your contract of employment will continue to apply. Where there is a conflict between the terms of this letter and your contract of employment, the terms of this letter will apply.

4.2	The terms of your contract of employment and this secondment agreement will be subject to the laws of Australia. However, EPAL recognises that you will be based in the United Kingdom during the Secondment, subject to any change of work location. EPAL confirms that the Secondment will be subject to employment legislation in the United Kingdom for the duration of the period that you are based in the United Kingdom.

4.3	In signing this Secondment letter, you confirm that in the performance of your duties pursuant to the terms of this letter, the limit on weekly working time specified in the Working Time Regulations 1998 (UK) shall not apply to your employment. You shall give the EPAL three months’ prior notice in the event that you wish the limit on weekly working time to apply to your employment.

4.4	The Secondment Agreement contains provisions relating to the creation of intellectual property by you during the Secondment. You will indicate your acceptance of such terms by counter-signing the Secondment Agreement.

4.5	In accordance with statutory requirements in the United Kingdom, your particulars of employment during your secondment will be as per Schedule 2. Where your contractual rights under your contract of employment conflict with the particulars of employment at Schedule 2, the particulars of employment will prevail.

4.6	In the event of a Change of Control, as defined in Schedule 3 occurs, the provisions of Schedule 3 will apply.

5.	YOUR OBLIGATIONS TO EPAL

5.1	During the Secondment:

5.1.1	You will remain an employee of EPAL at all times in the absence of any further agreement. You will therefore continue to be subject to your express and implied contractual obligations, and statutory obligations to EPAL in the course of your employment. You will also follow the lawful directions of EPAL as may be issued by EPAL from time to time, although:

5.1.2	EPAL has delegated authority to EWI and E-Pay, and specifically the Boards of EWI and E-Pay or any party nominated by the Boards of EWI or E-Pay to issue you with such lawful directions in relation to the performance of your duties on secondment from time to time; and

5.1.3	any directions by EPAL to you during your secondment will be issued subject to consultation with E-Pay.

5.1.4	EWI will conduct any appraisals and pay reviews and will deal with any grievances or any concerns about your conduct or performance. In all cases it will consult EPAL and E-Pay prior to taking any action.

6.	BENEFITS

6.1	Your remuneration during the Secondment, will be as set out at Schedule 1. Your remuneration is payable by EPAL, although E-Pay will process such payments. Tax and statutory charges will be deducted in accordance with statutory requirements. Your remuneration may from time to time be subject to review by EPAL in consultation with E-Pay and in accordance with EPAL procedures.

7.	EXPENSES

EPAL will provide you with reimbursement for 1 economy class return flight to Australia each year from the Commencement Date for yourself and each of your family during the period of the Secondment. Such time in Australia should be during any period of annual leave unless otherwise agreed with the Company.

Any expenses claims arising during the Secondment must be submitted to the Finance Director of the Prepaid Division in accordance with E-Pay’s normal procedures.

8.	RELOCATION EXPENSES

8.1.1	EPAL will provide you with reimbursement for costs actually incurred by you in relocating you and your family to the United Kingdom for the period of your Secondment to a maximum of US$50,000, at the exchange date that applies on the date you submit your consolidated claim for reimbursement to EPAL, which shall be no later than 2 months from the Commencement Date.;

8.2	EPAL will only provide reimbursement pursuant to clause 8.1 if:

8.2.1	you take reasonable steps to ensure that relocation costs are not excessive;

8.2.2	you provide evidence of at least 2 quotes for the removal of personal possessions and furniture and, if the lowest quote or quotes is/are not used by you, a justifiable explanation for why;

and is entitled to require you to repay such relocation costs if you leave your employment in breach of the terms of this Secondment Agreement or your contract of employment, or if you are dismissed for gross misconduct in the performance of your duties within 6 months of the Commencement Date. Any such repayment is recoverable by EPAL as a debt.

8.3	If:

8.3.1	the Secondment is terminated by EPAL or E-Pay for any reason other than misconduct;

8.3.2	your employment is terminated by EPAL for any reason other than misconduct, failure of performance or any other reason that is recognized as forming a fair basis of dismissal under UK law; or

8.3.3	you otherwise agree with EPAL and E-Pay that you will return to Australia;

EPAL will provide you with reimbursement for removal costs incurred by you in moving back to Australia up to a maximum of US$50,000. The costs may include costs incurred for matters listed at clause 8.1 herein, and will be subject to the conditions set out herein at clause 8.2. In order to be entitled to reimbursement pursuant to this clause 8.4, your claim for reimbursement must be submitted within 2 months of your relocation to Australia. If your employment is terminated for a reason other than as described in clause 8.3.2, or you resign from your employment within 6 months of the Commencement Date or if you act in breach of the restrictive covenants applicable under the terms of this letter, you will not be entitled to reimbursement for removal costs incurred by you in moving back to Australia or to any other location. If any breach of your restrictive covenants or misconduct that if, had it been discovered, would have been in repudiatory breach of your contract of employment, is discovered after the payment to you of your reimbursement pursuant to this clause 8.4, the Company will be entitled to recover the reimbursement from you as a debt.

9.	DATA PROTECTION

You consent to the EPAL providing relevant information about you to E-Pay or any other company in the Group in connection with the Secondment and, in particular, to providing any sensitive personal data as defined in the Data Protection Act 1998 which may be made available to those organisations who provide products or services to E-Pay or to any other company in the Group (such as advisers and insurers), regulatory authorities, governmental or quasi governmental organisations, or be transferred to E-Pay’s or any company in the Group’s business contacts outside the European Economic Area in order to further the Group’s business interests.

10.	CONFIDENTIAL INFORMATION

Your contract currently requires you to keep the EPAL’s and the Group’s confidential information and trade and business secrets confidential. You should also respect the confidentiality of any similar information relating to E-Pay to which you have access during the Secondment.

11.	POST TERMINATION RESTRICTIONS

11.1	During the term of your Secondment to E-Pay and for the period of 3 months following the termination of your Secondment, howsoever that termination arises, you covenant with EPAL and E-Pay that you will not, whether alone or jointly with any other person or whether as agent, director, shareholder, partner, manager, employee, consultant or independent contractor of any other person, firm, company or partnership:

11.1.1	carry on or be engaged, concerned or interested in carrying on or providing advice to any business which is the same as or similar to or competitive with any business carried on by E-Pay or any other company in the Group during your Secondment where you have had personal dealings in relation to that business in the 12 months prior to the termination of the Secondment; or

11.1.2	solicit or seek to entice any customer of E-Pay or employee of E-Pay or of any other company in the Group where you have had material personal dealings with that party or person during the Secondment in the course of the performance of your duties in the 12 months prior to the termination of the Secondment.

Please execute the enclosed copy of this letter and return it to Jeff Newman by 1 May 2008 to indicate your agreement to the terms in this letter.

Yours sincerely

/s/ ANTHONY WESTLAKE

For and on behalf of E-Pay Australia Pty Ltd

By signing this letter, I hereby agree to the above changes to the terms of my employment.

/s/ GARETH GUMBLEY

Gareth Gumbley

We hereby consent to the Secondment of Gareth Gumbley on the terms set out above and subject to the terms of the Secondment Agreement.

/s/ ANTHONY WESTLAKE

For and on behalf of E-Pay Ltd

SCHEDULE 1 – REMUNERATION
1.	Unless otherwise stated, your remuneration for the period of the Secondment will be as per the terms of this Schedule 1, and will be in substitution for, and not in addition to, your rights as to remuneration as previously applicable in the course of your employment with EPAL under the terms of your contract of employment. These remuneration entitlements will apply for the duration of your secondment, after which your rights will revert to your rights as to remuneration under the terms applicable to you immediately prior to the Commencement Date (unless otherwise agreed with EPAL). You acknowledge that by virtue of your position as Managing Director of the Prepaid Division of EWI, you will become subject to EWI’s governance provisions as they related to compensation of executives, and that EWI’s Compensation Committee (the “Compensation Committee”) will have authority in the determination of your compensation. In particular, the annual bonus and equity award elements of your compensation are subject to the approval of, and will be administered in accordance with procedures established by, the Compensation Committee.

2.	EPAL remains responsible and liable for your remuneration, although where appropriate, the payment and disbursement of your remuneration may be administered by E-Pay or another Group Company.

3.	Salary: £170,000 per annum payable monthly in arrears. You may choose to take this amount in cash or salary sacrifice a component for housing allowance

4.	Car Allowance: £7,070.00 per annum, payable monthly in arrears

5.	Relocation Expenses: As per clause 8 of this letter

6.	Pension/Superannuation: Per Australian Superannuation laws an additional amount of 9% of your cash compensation paid to a Super fund of your choice.

7.	Home Visits: As per clause 7 of this letter

8.	Bonus and Equity:
Annual Cash Bonus:
Bonus potential as a percentage of Base Salary:
-	Threshold: 33%

-	Target: 66%

-	Maximum 100%
For 2008, bonus will be payable 50% based on the performance of our Australian and New Zealand subsidiaries, and 50% based on overall group Prepaid results.
For 2009, 2010 bonus will be paid entirely based on performance of the entire Prepaid Division
Bonus will be paid each year in March/April following a determination by the Compensation Committee that targets have been met, based upon the financial statements of EWI as filed with the SEC.

Targets:-
The target for 2008 is based on Operating Income before interest Income. The targets for years 2009 and thereafter will include a factor for interest income.

	Australia/New Zealand	Overall
Prepaid

	Threshold	Target	Maximum	Threshold		Target		Maximum
	AUD	AUD	AUD	USD		USD		USD

2008	14,237,617	14,883,832	15,569,288	45,475,000	**	46,287,000	**	47,099,000	**
2009	N/A	N/A	N/A	12%***		14%***		16%***
NZD for the purpose of consolidation is converted at 1NZD = 0.9 AUD

**	Up to $1 million of pre-approved investments made in 2008 will be backed out of the determination of whether 2008 targets are met.

***	2009 target is based on growth over 2008.
Equity Award
At the first meeting of the Compensation Committee following the date of this letter, you will be awarded 44,000 shares of restricted stock of Euronet:
— 24,000 shares will be time- vest and will vest over three years.
— 20,000 will be performance vest and will vest only upon fulfillment of the performance targets set out in the following table. Once the applicable performance target is met, one half of the shares will vest immediately and the other half will vest on the anniversary of the first vesting date.
The Compensation Committee will determine whether performance targets have been met at its first meeting following the close of the fiscal year for which such target has been set. The date of vesting for any performance based shares will be the date of such meeting.
For each of 2009 and 2010 (upon the annual grant of equity awards to other executives by the Compensation Committee) you will be eligible for 20,000 shares of restricted stock, which will be entirely performance vest and will also vest upon fulfillment of the performance targets set forth on the above table. Once the applicable performance target is met, one half of the shares will vest immediately and the other half will vest 12 months after such date.
Performance Targets
Based on Euronet Prepaid Division operating income, , subject to the following adjustments:
▪	the impact of foreign exchange fluctuations will be eliminated, with the rates of foreign exchange being determined by reference to the rate as of March 31, 2008

▪	if the cross border acquiring division is moved in to the prepaid division then targets will be amended to remove the impact of cross border in the first year.

▪	If any acquisitions are made, performance targets will be increased in an amount determined by the Compensation Committee to be reasonable based upon the anticipated impact of the acquisition;

▪	extraordinary items will be excluded

▪	any impairment charge against goodwill for Movilcarga and Telerecarga that is made before March 31, 2009 will be excluded.

			Shares vesting per year if growth is:
			< 12%	12%	14%	16%
	2008 performance
Award	based award **	20,000	8,000	19,500	28,000	28,000

	2009 performance
Award	based award	20,000	8,000	13,000	19,500	28,000

	2010 performance
Award	based award	20,000	8,000	13,000	19,500	28,000

	Total performance opportunity		24,000	45,500	67,000	84,000

Award	Three year time based	24,000
 When a performance target is met, half of the shares concerned will vest, while the other half will vest 12 months after the target is met.

**	Up to $1 million of pre-approved investments made in 2008 will be backed out of the determination of whether 2008 targets are met. The 2008 performance award will be based on the combined performance of Australia and NZ and the prepaid division operating results as defined in the bonus calculation above.

SCHEDULE 2 – EMPLOYMENT PARTICULARS
     Name of employer: E-Pay Australia Pty Ltd
     Employer’s address: Level 9, 131 York Street, Sydney NSW 2000
     Telephone number: 02 8297 2800
1. Basic Details
1.1.	Name of employee: Gareth Gumbley

1.2.	Start Date:1 November 2004

1.3.	Commencement date if different from 1.2 (if transferred under TUPE Regulations):......

1.4.	Your job title: Managing Director, Prepaid Division (Seconded to E-Pay Ltd

1.5.	Primary work location: 1st Floor Devonshire House, Devonshire Street, London, W1W 5DS.

1.6.	Your rate of pay is £170,000 per annum, or £14,167.67 per month before tax and statutory deductions. You may choose to take this amount in cash or salary sacrifice a component for housing allowance.

1.7	You are employed on a permanent basis subject to your contractual terms, and current secondment arrangements are subject to the terms applicable to the secondment.
2. Commencement of employment and continuous employment
Your employment with E-Pay Australia Pty Ltd began is recorded at paragraph 1.2.
Your period of continuous employment began on this day.
3. Job description
Undertake work consistent with your job title, as stated in paragraph 1.4 above, or any other task as reasonably directed by your manager.
4. Job location(s)
You will be required to work at the location identified in paragraph 1.5, and such other locations as may reasonably be required by the Company and E-Pay Ltd from time to time.
5. Working overseas
You are currently relocated on secondment to the United Kingdom.
You will be required to travel overseas from time to time while deployed in the United Kingdom. You will receive travel expenses in accordance with Group policies, but you will receive no additional remuneration with the exception of benefits set out in your Secondment Agreement.
6. Pay
Your rate of pay is specified in paragraph 1.6.
This will be paid monthly in arrears, and such payments will be subject to tax and statutory contributions.
Your benefits are otherwise as per the terms of your Secondment Agreement.

You will not be paid for any period of unauthorised absence.
7. Hours of work
You are employed to work on a full-time basis.
Your normal working hours will be 40 hours per week, Monday to Friday.
You will normally work between the hours of 9:00am and 5:30pm.
You will be required to work such hours as are required for the discharge of your duties.
8. Holidays
You are entitled to 20 days’ holiday per year, plus public holidays.
You may occasionally be required to work public holidays.
The Company’s holiday year runs from 1 January of each year. If your employment starts or finishes part way through the holiday year your holiday entitlement will be calculated on a pro-rata basis. Deductions from final wages due to you on termination of employment will be made in respect of holidays taken in excess of entitlement.
9. Sickness absence
You will be entitled to sick pay in accordance with the terms of your contract of employment and in accordance with minimum statutory requirements.
10. Pension scheme
9% of cash based compensation per Australian Super regulations paid in to an Australian Super fund of your choice.
11. Collective agreements with trade unions
There are no collective agreements with trade unions or other employee groups affecting this employment.
12. Application of terms and ending the employment
These terms will cease to apply upon amendment by agreement between the parties or upon the cessation of your secondment arrangements in the United Kingdom.
Your employment may otherwise be ended in accordance with the terms of your contract of employment.
13. Disciplinary and grievance procedure
The Company operates a disciplinary policy which complies with the statutory dismissal and disciplinary procedure under Schedule 2 of the Employment Act 2002. A copy of this policy is in the Company Handbook and can otherwise be obtained on request. We reserve the right to suspend you with pay for the purpose of investigating any allegation of misconduct against you.
If you have a grievance relating to your employment you should raise it in writing with Jeffrey Newman. A copy of our grievance policy is in the Company Handbook and can otherwise be obtained on request from our Human Resources Department. Where applicable, the Company will deal with your grievance in accordance with the requirements of the statutory grievance procedures set out at Schedule 2 to the Employment Act 2002.

14. I acknowledge receipt of my particulars of employment

Signed.	/s/ GARETH GUMBLEY	Date.	May 17, 2008

SCHEDULE 3
RIGHTS UPON CHANGE OF CONTROL
1.	For the purposes of this Schedule 3, a “Change of Control” occurs if:

1.1	a merger, consolidation or dissolution of Euronet Worldwide, Inc. (“EWI”) or a sale, lease, exchange or disposition of all or substantially all of EWI’s assets has been completed;

1.2	less than 75% of the members of the Board of EWI are individuals who were either members of the Board on the date of this Agreement or whose election or nomination was approved by a vote of at least 75% of the members of the Board then still in office who were either members of the Board on the date of this Agreement or whose election or nomination was so approved; or

1.3	any person (as such term is defined at sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934 (“the Exchange Act”) shall have become “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of EWI representing 40% or more (calculated in accordance with Rule 13d-3 of the Exchange Act) of the aggregate voting power of EWI’s then outstanding voting securities.

2.	Subject to the terms and conditions of this Schedule 3 and in particular clause 6, in the event of a Change of Control at any time during your secondment, you will be entitled to remain either in your seconded position on the terms of this Agreement or, at the election of the E-Pay or EPAL under this Agreement or the Secondment Agreement (as applicable), in your position of employment with EPAL, for a cumulative period of an additional three years from the date of such Change of Control (the “Change Control Date”), at not less than the capacity you held with EPAL immediately prior to the commencement of your secondment under this Agreement. During the Three-Year Period, you shall be entitled to a salary at a rate not less than that paid you at the Control Change Date, at the same intervals. Any termination of your employment following a Control Change Date will occur in accordance with the terms of this Schedule 3.

3.	During the Three Year Period, you shall be entitled to participate in each of the following plans (together, the “Specified Benefits”) in existence, and in accordance with the terms thereof, at the Control Change Date:
3.1	any incentive compensation plans;

3.2	any benefit plan and trust fund associated therewith, related to (A) life, health, dental, disability, or accidental death and dismemberment insurance, (B) employee stock or share ownership (such as under the EWI ESPP and other stock option plans); and

3.3	any other benefit plans hereafter made generally available to employees at your level of responsibility within EWI.
4.	All outstanding options or restricted stock by you under any stock or share option plan of the Group shall become immediately vested on the Control Change Date, provided that any performance based equity awards will be deemed vested as if the middle level of performance (14% growth) had been met.

5.	You shall receive payment of any amounts to which you are entitled within five business days of the Control Change Date.

6.	Notwithstanding any other provision of this Schedule 3, at any time after the Control Change Date, EPAL may terminate your employment for any reason, (the “Termination”),

but within five days of the termination of your employment, EPAL or a nominee shall pay to you:

6.1	your salary (as specified at Item 3 of Schedule 1, as varied by EPAL at its discretion from time to time) (“Salary”) and accrued leave entitlements to the date of the termination of your employment, and

6.2	a lump sum amount (the “Special Severance Payment”) equal to the product (discounted to the then present value on the basis of a rate of 7.5% per annum) of your Salary multiplied by the number of years and any portion thereof remaining in the Three-Year Period (or if the remaining term in the Three-Year Period after the Termination is less than two years, for two years — the “Extended Period”);

7.	In the event of a termination of your employment under clause 6 of this Schedule 3, Specified Benefits to which you are entitled immediately prior to Termination shall continue until the end of the Three Year Period (or the Extended Period, if applicable); provided that:

7.1	if any plan pursuant to which Specified Benefits are provided immediately prior to Termination would not permit continued participation by Employee after the termination of your employment, EPAL or a nominee shall pay to you within five days after the date of the termination of your employment a lump sum payment equal to the amount of Specified Benefits you would have received if you had been fully vested an a continuing participant in such plan to the end of the Three-Year Period or the Extended Period, if applicable; and

7.2	if you obtain new employment following the termination of your employment, then following any waiting period applicable to participation in any plan of the new employer, you shall continue to be entitled to receive the Specified Benefits (of equivalent benefits in accordance with clause 7.1 of this Schedule 3) only to the extent such benefits would exceed those available to you under comparable plans made available by your new employer (but you shall not be required to repay any amounts then already received by you).

8.	In the event of a Change of Control, thereafter, for “good reason” (as defined below), you may, at any time during the Three Year Period, in your sole discretion, on not less than thirty (30) days’ written notice and effective at the end of such notice period, resign your employment with EPAL (the “Resignation”). Within five days of your Resignation, EPAL (or a nominee) shall pay to you your full Salary through to the effective date of your Resignation, plus a lump sum amount equal to the Special Severance Payment calculated in accordance with clause 6 of this Schedule 3, except that for purposes of such calculations, all references to “Termination” shall be deemed to be references to “Resignation”). Upon your Resignation, Specified Benefits to which you are entitled immediately prior to Resignation shall continue on the same terms and conditions as provided in clause 7 of this Schedule 3, as applicable in the event of a termination of your employment by the Company (including equivalent payments provided in circumstances described at clause 7). For purposes of this Agreement, a “good reason” is where the employee is entitled at law to treat himself as having been constructively dismissed by EPAL.

9.	After the Control Change Date, you shall not be required to mitigate the amount of any payment provided for in this Schedule 3 by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which you are entitled under the terms of this Schedule 3, with the exception of circumstances referred to at clause 7 of this Schedule 3.

10.	If any dispute should arise under this Agreement after the Control Change Date involving an effort by you to protect, enforce or secure rights or benefits claimed by you hereunder, EPAL (or any nominee) shall pay (promptly upon demand by you accompanied by reasonable evidence of incurrence) all reasonable expenses (including solicitor’s fees) incurred by you in connection with such dispute, without regard to whether you prevail in such a dispute except that you shall repay EPAL (or any nominee) any amounts so received if a court having jurisdiction shall make a final, non-appealable determination that you acted frivolously or in bad faith by initiating and/or pursuing such a dispute

11.	The rights and obligations of you and EPAL under this Section 3 shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of EPAL and yourself, regardless of the manner in which such successors or assigns shall succeed to the interest of EPAL or yourself hereunder and this Schedule 3 shall not be terminated by the voluntary or involuntary dissolution by EWI or EPAL or any merger or consolidation or acquisition involving EWI or EPAL, or upon any transfer of all or substantially all of EWI’s or EPAL’s assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, this Schedule 3 shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred.